UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 7, 2011, Molina Center LLC (“Molina Center”), a Delaware limited liability company and a wholly owned subsidiary of Molina Healthcare, Inc. (the “Company”), entered into a Term Loan Agreement, dated as of December 1, 2011, with various lenders and East West Bank, as Administrative Agent (the “Administrative Agent”). Pursuant to the terms of the Term Loan Agreement, Molina Center borrowed the aggregate principal amount of $48,600,000 in order to finance a portion of the $81,000,000 purchase price for the acquisition of the approximately 460,000 square foot office project located at 200 and 300 Oceangate in Long Beach, California (the “Office Project”). The Company previously reported entering into the purchase agreement for the Office Project in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2011.

The outstanding principal amount under the Term Loan Agreement will bear interest at the rate of 4.25% per annum from the date of the closing of the loan through December 31, 2011, and at the Eurodollar rate for each Interest Period (as defined below) commencing January 1, 2012. The Eurodollar rate is a per annum rate of interest equal to the greater of (a) the rate that is published in the Wall Street Journal as the London interbank offered rate for deposits in United States dollars, for a period of one month, two business days prior to the commencement of an Interest Period, multiplied by a statutory reserve rate established by the Board of Governors of the Federal Reserve System, or (b) 4.25%. “Interest Period” means the period commencing on the first day of each calendar month and ending on the last day of such calendar month.

The obligation of Molina Center to repay the loan is evidenced by promissory notes executed in favor of each of the lenders under the Term Loan Agreement. The loan matures on November 30, 2018, and is subject to a 25-year amortization schedule that commences on January 1, 2012.

Pursuant to a Guaranty by the Company in favor of the Administrative Agent and the other lenders under the Term Loan Agreement, the Company has guaranteed Molina Center’s obligations of payment and performance under the Term Loan Agreement, the promissory notes, and other loan documents. The maximum principal amount of the promissory notes for which the Company is liable under the Guaranty will in no event exceed $20,000,000, but there is no cap on the Company’s total liability under the Guaranty.

In connection with the Term Loan Agreement, Molina Center and the Company also entered into an Environmental Indemnity in favor of the Administrative Agent and the other lenders. Pursuant to the Environmental Indemnity, the Company, jointly and severally with Molina Center, has agreed to indemnify and hold harmless the Administrative Agent and each of the other lenders under the Term Loan Agreement from and against any loss, damage, cost, expense, claim, or liability directly or indirectly arising out of or attributable to the use, generation, storage, release, discharge or disposal, or presence of Hazardous Materials (as defined in the Environmental Indemnity) on or about the Office Project. Neither the Company’s nor Molina Center’s liability under the Environmental Indemnity is limited by a maximum dollar amount.

The Term Loan Agreement contains customary representations, warranties, and financial covenants. In the event of a default as described in the Term Loan Agreement, the outstanding principal amount under the Term Loan Agreement will bear interest at a rate 5.00% per annum higher than the otherwise applicable rate. Molina Center has agreed to pay to the Administrative Agent a loan fee in the amount of $486,000 and an agency fee of $50,000. All amounts due under the Term Loan Agreement and related loan documents are secured by a security interest in the Office Project in favor of and for the benefit of the Administrative Agent and the other lenders under the Term Loan Agreement.

The foregoing summary of the terms of the Term Loan Agreement, the Guaranty, and the Environmental Indemnity, and the transactions contemplated thereby, do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Term Loan Agreement, the Guaranty, and the Environmental Indemnity, which will be filed as exhibits to the Company’s Form 10-K for its fiscal year ending December 31, 2011.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the Guaranty and the Environmental Indemnity is hereby incorporated by reference.

Item 8.01. Other Events.

On December 7, 2011, Molina Center closed on its acquisition of the 460,000 square foot office building located at 200 and 300 Oceangate in Long Beach, California. The building consists of two conjoined fourteen-story office towers on approximately five acres of land. For the last several years Molina Healthcare has leased approximately 155,000 square feet of the 200 Oceangate tower for use as its corporate headquarters and also for use by Molina Healthcare of California, its California health plan subsidiary. Pursuant to an amendment to the purchase agreement with 200 Oceangate, LLC, the seller of the building, the final purchase price was $81 million, which amount was paid with a combination of cash on hand and bank financing under the Term Loan Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: December 7, 2011	By: /s/ Jeff D. Barlow
Jeff D. Barlow Senior Vice President – General Counsel, and Secretary